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Exhibit 5.1

March 28, 2011

[LETTERHEAD]

Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713

Re: Shelf Registration of Securities on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Hertz Global Holdings, Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the sale from time to time, on a delayed basis, of up to 209,962,894 shares (the "Shares") of common stock, par value $0.01 per share, of the Company to be offered and sold from time to time by the selling stockholders to be named in a prospectus supplement.

        We have examined (i) the Amended and Restated Certificate of Incorporation of the Company and (ii) the Registration Statement, including the prospectus included therein (the "Prospectus"). We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinion that follows, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies; (v) the authenticity of the originals of such latter documents; (vi) the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

  (1)
  The Company is validly existing as a corporation under the laws of the State of Delaware; and

  (2)
  The Shares are duly authorized and are validly issued, fully paid and nonassessable.

        Our opinions set forth above are subject to the effects of: (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally; (2) general equitable principles (whether considered in a proceeding in equity or at law); (3) the implied covenant of good faith and fair dealing; and (4) public policy.

        We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the Federal law of the United States.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the use of our name under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,
/s/ Jenner & Block LLP
Jenner & Block LLP

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  Exhibit 5.1